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                              [VEDDER PRICE LETTERHEAD]

                                     June 2, 1999

Hilliard Lyons Research Trust
Hilliard Lyons Center
501 South 4th Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

     Reference is made to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Hilliard Lyons Research Trust (the "Trust") in connection with the proposed public offering of an indefinite number of shares of beneficial interest, no par value ("Shares"), in the Senbanc Fund (the "Fund"), the sole initial series of the Trust.

     We have acted as counsel to the Trust since its inception, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing and assuming that the Trust's Declaration of Trust dated January 12, 1999, as amended by the Written Instrument Amending the Declaration of Trust dated May 4, 1999, and the By-Laws of the Trust adopted May 4, 1999, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Trust on May 4, 1999 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a duly formed and validly existing business trust under the laws of the State of Delaware (commonly known as a Delaware business trust) and is authorized to issue an unlimited number of Shares in the Fund; and (b) upon issuance of the Shares for cash at net asset value plus any applicable front-end sales charges and receipt by the Trust of a purchase price not less than the net asset value thereof, the Shares of the Fund will be legally issued and outstanding, fully paid and nonassessable.

     This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Pre-Effective Amendment.

                              Very truly yours,


                              /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ

JAA/DAS